UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2005

Aquila, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		No.)
20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:                          (816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[     ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2005, the Company entered into a $300 million credit agreement with Union Bank of California, N.A. and a syndicate of other lenders. Subject to the satisfaction of customary conditions precedent, the credit agreement allows the Company to obtain loans and issue letters of credit (limited to $175 million of letters of credit) in support of the Company's participation in the construction of an approximately 850 MW coal-fired power plant being developed by Kansas City Power & Light Company near Weston, Missouri, as well as to meet the Company's obligation to fund pollution controls being installed at an adjacent facility. Extensions of credit under the facility will be due and payable on August 31, 2010. Loans bear interest at LIBOR plus a margin determined by the Company's credit ratings, and the Company pays a fee on the amount of letters of credit outstanding that is determined by the Company's credit ratings. Obligations under the credit agreement are secured by a mortgage on the assets of the Company's Missouri Public Service electric utility division.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

      (c) Exhibits

        10.1 – $300 Million Credit Agreement, dated as of August 31, 2005, among the Company, the banks and other lenders party thereto, and Union Bank of California, N.A., as issuing bank, administrative agent, and sole lead arranger.

        10.2 – Bond Indenture, Mortgage, Deed of Trust, Security Agreement and Fixture Filing, dated as of August 31, 2005, between the Company and Union Bank of California, N.A., as trustee and securities intermediary.

        10.3 – First Supplemental Bond Indenture, Mortgage, Deed of Trust, Security Agreement and Fixture Filing, dated as of August 31, 2005, between the Company and Union Bank of California, N.A., as trustee and securities intermediary.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick J. Dobson
Rick J. Dobson Senior Vice President and Chief Financial Officer Date: September 6, 2005